Exhibit 107
Calculation of Filing Fee Tables
Form S-1
(Form Type)
Bowhead Specialty Holdings Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common stock, $0.01 par value per share	Rule 457(a)	992,156(1)	$17.00	$16,866,652	$147.60 per $1,000,000	$2,489.52
Fees Previously Paid	Equity	Common stock, $0.01 par value per share	Rule 457(a)	7,666,667	$16.00	$122,666,672	$147.60 per $1,000,000	$18,105.60
		Total Offering Amounts				$139,533,324		$20,595.12
		Total Fees Previously Paid						$18,105.60
		Total Fee Offsets
		Net Fee Due						$2,489.52
(1)Includes 129,411 additional shares that the underwriters have the option to purchase.